Exhibit 99.3

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, each of the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of stock of ATS Corporation This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: January 18, 2007

JOEL R. JACKS
By:	/s/ Joel R. Jacks
Name:	Joel. R. Jacks

PETER M. SCHULTE
By:	/s/ Peter M. Schulte
Name:	Peter M. Schulte

DR. EDWARD H. BERSOFF
By:	/s/Dr. Edward H. Bersoff
Name:	Dr. Edward H. Bersoff

FSAC PARTNERS LLC
By:	/s/ Joel R. Jacks
Name:	Joel R. Jacks
Title:	Managing Partner

WESLEY GAUS
By:	/s/ Wesley Gaus
Name:	Wesley Gaus

SARY AWAD
By:	/s/ Sary Awad
Name:	Sary Awad

DANIEL COLON, JR.
By:	/s/ Daniel Colon, Jr.
Name:	Daniel Colon, Jr.